Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in this Registration Statement of Concorde Career Colleges, Inc. on Form S-3 of our report dated January 30, 2004, referenced in the Annual Report on Form 10-K of Concorde Career Colleges, Inc. for the year ended December 31, 2003.

BKD, LLP

Kansas City, Missouri

March 25, 2004